MEMORANDUM
Oct 31, 2013
TO:         Mary Edwards / rnsliaison@bfdsmidwest.com
Fax: 816-218-1593
FROM:     Layne Rasmussen, Vice President, Controller and Chief Financial Officer
Principal Funds
(515) 247-6783

RE:	Principal Variable Contract Funds, Inc. (“PVC”) Purchase
Please place the following order Oct 31, 2013, with a settlement date of Nov 1, 2013:

Fund Name	Class	TA Fund Number	TA2000 PFSC Account Number	Amount
DIVERSIFIED BALANCED MANAGED VOLATILITY ACCT	PVC 2	4003	8000097238	$10,000
DIVERSIFIED GROWTH MANAGED VOLATILITY ACCT	PVC 2	4004	8000097238	$10,000
This $20,000 should be used to purchase the initial shares of the PVC fund listed above.
Please email Jay Namboor (Namboor.jay@principal.com) the order number to be included with the settlement wire.
Principal Management Corporation will be sending the settlement amount of $20,000 via wire to the bank account of the transfer agent, BFDS, at State Street Bank on Nov 1, 2013.
The State Street Bank Information is as follows:
ABA: 011000028
DDA: 99056707
The TA2000 PFSC account number will be included for reference.